Exhibit 12.1

STATEMENT RE COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

1.           RATIO OF EARNINGS TO FIXED CHARGES – EXCLUDING INTEREST ON DEPOSITS

	Six Months
	Ended
	June 30,	Years Ended December 31,
($ in thousands)	2009	2008		2007		2006		2005		2004

(Loss) income before income taxes	$(25,428)	$12,378		$13,067		$14,758		$15,777		$17,714
Preferred stock dividends on a fully taxable-equivalent basis (a)	1,033	-		-		-		-		-
Pre-tax (loss) income available to common shareholders	(26,461)	12,378		13,067		14,758		15,777		17,714
Fixed charges	6,123	11,729		9,019		9,066		10,083		10,061

(Loss) earnings, as defined	$(20,338)	$24,107		$22,086		$23,824		$25,860		$27,775

Fixed charges:
Interest expense	$12,770	$31,049		$33,909		$30,774		$25,687		$22,606
Interest factor in rent expense	-	-		-		-		-		-
Less interest on deposits	(7,680)	(19,320)		(24,890)		(21,708)		(15,604)		(12,545)
Preferred stock dividends on a fully taxable-equivalent basis (a)	1,033	-		-		-		-		-

Total fixed charges	$6,123	$11,729		$9,019		$9,066		$10,083		$10,061

Ratio of (loss) earnings to fixed charges excluding interest on deposits	See Note	2.1	x	2.4	x	2.6	x	2.6	x	2.8	x

2.           RATIO OF EARNINGS TO FIXED CHARGES – INCLUDING INTEREST ON DEPOSITS

	Six Months
	Ended
	June 30,	Years Ended December 31,
($ in thousands)	2009	2008		2007		2006		2005		2004

(Loss) income before income taxes	$(25,428)	$12,378		$13,067		$14,758		$15,777		$17,714
Preferred stock dividends on a fully taxable-equivalent basis (a)	1,033	-		-		-		-		-
Pre-tax (loss) income available to common shareholders	(26,461)	12,378		13,067		14,758		15,777		17,714
Fixed charges	13,803	31,049		33,909		30,774		25,687		22,606

(Loss) earnings, as defined	$(12,658)	$43,427		$46,976		$45,532		$41,464		$40,320

Fixed charges:
Interest expense	$12,770	$31,049		$33,909		$30,774		$25,687		$22,606
Interest factor in rent expense	-	-		-		-		-		-
Preferred stock dividends on a fully taxable-equivalent basis (a)	1,033	-		-		-		-		-

Total fixed charges	$13,803	$31,049		$33,909		$30,774		$25,687		$22,606

Ratio of (loss) earnings to fixed charges including interest on deposits	See Note	1.4	x	1.4	x	1.5	x	1.6	x	1.8	x

Note – For the six months ended June 30, 2009, pre-tax earnings are inadequate to cover combined fixed charges (including preferred stock dividends on a fully taxable-equivalent basis) by $26.461 million.

(a) The amount of preferred stock dividends on a fully taxable equivalent basis for the six months ended June 30, 2009 was computed by dividing total preferred stock dividends paid and accrued by 66% (the inverse of the Corporation’s marginal income tax rate).  There was no preferred stock outstanding in years prior to 2009.